Exhibit 99.1

Investor Contacts:	Press Contacts:
Frank Yoshino	Katherine Lane
Vice President, Finance	Manager, Public Relations
(714) 885-3697	(714) 885-3828

Dan Burch/Amy Bilbija	Andrew Cole/Diane Henry
MacKenzie Partners	Sard Verbinnen & Co
(212) 929-5500	(415) 618-8750
Emulex Board Unanimously Rejects Unsolicited Proposal from Broadcom
Proposal Significantly Undervalues Emulex and Not in Best Interests of Emulex Stockholders
Opportunistic Proposal Would Capture Substantial Long-Term Value of Recent Non-Public
Tier-One OEM Wins that Rightly Belongs to Emulex Stockholders

COSTA MESA, Calif., May 4, 2009 – Emulex Corporation (NYSE: ELX) today announced that its Board of Directors, with the assistance of its financial and legal advisors, has completed its evaluation of the unsolicited, non-binding proposal received on April 21, 2009 from Broadcom Corporation (Nasdaq: BRCM) to acquire Emulex for $9.25 per share in cash and has unanimously determined that the Broadcom proposal significantly undervalues Emulex and is not in the best interest of Emulex stockholders.
Paul F. Folino, Executive Chairman of the Board of Emulex, said, “After a thorough review of the proposal in consultation with our advisors, the Board unanimously concluded that it is an opportunistic attempt by Broadcom to capture substantial current and long-term value that properly belongs to Emulex stockholders. The Board is very enthusiastic about Emulex’s future prospects and the long-term value we expect to deliver through the Company’s current strategy.”
Jim McCluney, President and Chief Executive Officer of Emulex, said, “In addition to our leadership position in the host server and embedded storage markets, Emulex is also quickly becoming the premier provider of converged networking for the enterprise. As Broadcom is uniquely aware, Emulex has recently won tier-one original equipment manufacturer contracts at the expense of Broadcom and our other competitors, and as such, we are well positioned to gain share in this rapidly growing segment. We look forward to continuing to execute on our strategy to create significant value for stockholders and customers over the long-term.”
In a letter to Broadcom, the Emulex Board of Directors stated that Broadcom’s unsolicited proposal is not in the best interests of Emulex stockholders because it:
▪	Significantly undervalues Emulex’s long-term prospects, particularly with respect to our opportunities in network convergence, which are more than doubling Emulex’s addressable market;

▪	Is opportunistic given Broadcom is aware of significant new unannounced design wins that Emulex has secured with tier-one OEMs, at the expense of Broadcom and other competitors, and their potential long-term value creation for Emulex and its stockholders;

▪	Is clearly timed to take advantage of Emulex’s depressed stock price during the current unprecedented macroeconomic conditions. Emulex’s stock price has traded well above the proposal price within the last twelve months.
Below is the text of the letter Mr. Folino sent to Broadcom’s Board of Directors:
May 4, 2009
The Board of Directors of Broadcom Corporation
c/o Scott McGregor, Chief Executive Officer
Broadcom Corporation
5300 California Avenue
Irvine, California 92617
Mr. McGregor,
We received your unsolicited, non-binding proposal to acquire Emulex for $9.25 per share in cash on April 21, 2009 and have carefully evaluated it in consultation with our financial and legal advisors. While we understand your interest in our Company, we believe your offer of

$9.25 per share significantly undervalues Emulex’s long-term prospects and is not in the best interest of our stockholders. As a result, the Board of Directors has unanimously decided to reject your proposal.
Your proposal significantly undervalues Emulex’s long-term prospects, particularly with respect to new data center opportunities in network convergence. As you are well aware, Emulex is successfully building a leadership position in the rapidly expanding network convergence market. Over the past several months, Emulex has achieved numerous design wins with tier-one server original equipment manufacturers (OEMs) with our groundbreaking OneConnect™ Universal Converged Network Adapter (UCNA) platform and OneCommand™ convergence management framework. These include five tier-one 10Gb/s Ethernet Network Interface Card (NIC) placements, three 10Gb/s Internet Small Computer System Interface (iSCSI) CNA placements and four 10Gb/s Fibre Channel over Ethernet (FCoE) CNA placements. Our leadership in network convergence enables us to expand into new product categories that have significantly increased our value to OEMs and will more than double our current addressable market. We expect to see meaningful revenue from these products in calendar year 2010 and beyond, and hence, they will be a key value-driver for Emulex over the long-term.
Emulex’s existing host server and embedded storage businesses also continue to represent significant value. Our established customer base includes a broad range of server and storage OEMs, including Cisco, Dell, EMC, Fujitsu, Hitachi, HP, IBM, LSI, NEC, NetApp, Sun and Xyratex, among others. The Company is continually innovating new products and solutions in our core business, such as our new encryption HBA and our embedded storage systems and solutions, to meet our customers’ evolving needs. With our strong customer base, our established sales channels, and our proven innovation in these markets, Emulex expects to deliver significant value to its stockholders.
Additionally, we have made significant operational improvements in the Company’s cost and tax structure, while at the same time increasing our international operations over the last several quarters.  We believe these changes will enable Emulex to more efficiently serve our global customer base and ultimately result in increased profitability and value-creation over the long-term.
Your unsolicited proposal is opportunistic given Broadcom is uniquely aware of the new unannounced design wins that Emulex has secured with tier-one OEMs at the expense of Broadcom and other competitors. As you know, these design wins are kept confidential at our customers’ request and do not typically begin contributing revenue for several quarters. Thus, Emulex’s stock price does not fully reflect the long-term value creation potential that the Company has already secured. However, given that some of these design wins have come at your expense, including your core Ethernet networking business, you are uniquely aware of the future value we have secured and how well positioned we are to unseat you on many other platforms in the near future. We believe your proposal is an opportunistic attempt to capture that value, which rightly belongs to our stockholders.
Your unsolicited proposal is an opportunistic attempt to take advantage of Emulex’s depressed stock price due to unprecedented macroeconomic conditions. Your proposal is approximately 37% below the Company’s 52-week high of $14.74 per share. Over this same time period, the Nasdaq is down approximately 33% and our industry as a whole is trading at significantly depressed values. Additionally, Emulex’s stock was trading near its lowest levels in nearly ten years just before your proposal.
In closing, I note that your April 21 letter incorrectly describes our prior communications regarding your interest in Emulex, as well as Emulex’s corporate governance structure.  It is unclear why you raised these subjects and made inaccurate statements in regard to them as they are unrelated to your proposal, so I will not respond other than to strongly urge you that any statements you plan to release to the public or make to stockholders or customers in the future be accurate.
The Board of Directors is very enthusiastic about the future prospects of the Company and the long-term value potential of our current strategy. As such, while we understand your interest in our business, we believe your proposal to acquire Emulex significantly undervalues our Company and is not in the best interests of Emulex stockholders.
Sincerely,
Paul F. Folino
Executive Chairman
Emulex Corporation
Goldman, Sachs & Co. is acting as financial advisor and Gibson, Dunn & Crutcher LLP is acting as legal advisor to Emulex.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; fluctuation in the growth of Fibre Channel and IP markets; changes in economic conditions or changes in end user demand for technology solutions; fluctuations or delays in customer orders; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; the company’s ability to attract and retain skilled personnel; the company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.
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